Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form N-2 of Aberdeen Australia Equity Fund, Inc. dated December 12, 2006 of our report dated December 11, 2006, relating to the financial statements and financial highlights of Aberdeen Australia Equity Fund, Inc., which appear in such Registration Statement which is incorporated by reference in this Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

December 12, 2006